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                                                                    EXHIBIT 10.5

                   INTERIM AGREEMENT FOR RESERVATION SERVICES

         THIS INTERIM AGREEMENT FOR RESERVATION SERVICES, dated as of July 9, 2000 (the "Agreement"), is between SHOLODGE, INC., a Tennessee corporation ("ShoLodge"), and PRIME HOSPITALITY CORP., a Delaware corporation ("Customer").

                                    RECITALS

         WHEREAS, ShoLodge operates and manages a Central Reservation System ("CRS") in connection with the provision of reservation and related services in the hospitality and travel industry (the "Services");

         WHEREAS, Customer pursuant to that certain Sale and Purchase Agreement dated March 16, 2000, as amended July 9, 2000 between the parties hereto (the "Sale Agreement") is purchasing from ShoLodge or its affiliates the hotels set forth on Schedule A (the "Hotels");

         WHEREAS, Customer and ShoLodge have entered into a Agreement for Reservation Services dated July 9, 2000 (the "Reservation Agreement");

         Whereas ShoLodge currently provides reservation services to the Hotels through its CRS;

         Whereas as a condition of the sale of the Hotels to Customer ShoLodge has agreed to continue to provide central reservation services to the Hotels through the CRS;

                                   ARTICLE I.
                                   DEFINITIONS

         1.1. DEFINITIONS. Unless otherwise stated, the terms used in this Agreement have the usual and customary meanings associated with their use, and shall be interpreted in the context of this Agreement. Certain capitalized terms which are used in this Agreement shall have the meanings given in Schedule 1.1.

                                   ARTICLE II.
                                      TERM

         2.1. TERM. The term of this Agreement will begin on the date hereof and shall extend until Customer has removed all the Hotels from the CRS (the "Term"), but the Term shall terminate on the earlier of (i) the date upon which Customer removes its Hotels from the CRS or (ii) the date that the Reservation Agreement as called for by Article VIII of the Sale Agreement has become effective, or (iii) four hundred forty-five (445) days, together with any extensions agreed to by the parties, from the date hereof if the Effective Date (as defined in the Reservation Agreement), as extended, does not occur.


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                                  ARTICLE III.
                 SCOPE OF SHOLODGE SERVICES AND RESPONSIBILITIES

         3.1. GENERAL. During the Term of this Agreement, ShoLodge will provide to Customer, and Customer will purchase from ShoLodge, the Services in a manner and at a level consistent with the Services currently provided to the Hotels, as such Services may be changed mutually in writing by the parties from time to time in accordance with this Agreement. Such Services shall be provided utilizing the equipment and facilities currently in place at, or servicing, the Hotels.

         3.2. REPORTS. ShoLodge shall provide to Customer, within five (5) business days after the end of each calendar month during the Term the reports described on Schedule 3.2.

                                   ARTICLE IV.
                                 CUSTOMER RIGHTS

         4.1. NOTICE OF REMOVAL OF "SUMNER SUITES." Customer shall have the right, but not the obligation, to remove such Hotels from the CRS, without premium or penalty at any time on not less than seventy-two (72) hours written notice.

                                   ARTICLE V.
                                     PAYMENT

         5.1. CHARGES. In consideration of the provision of Services as provided in this Agreement, Customer shall pay to ShoLodge a fee in the amount of one percent (1%) of the monthly Net Room Revenues of each Hotel for which Services are provided during such month, plus those charges listed on Schedule
5.1. All payments shall be due thirty (30) days after the end of the month to which the payment applies and any payment not paid when due will bear interest at a rate of 1.5% for each month that payment is not made.

                                   ARTICLE VI.
                           LIABILITY; INDEMNIFICATION

         6.1. LIMITATION OF LIABILITY. In no event shall any shareholder, director, officer, member, employee or agent of Customer or any of Customer's Affiliates be personally liable or required to make any capital contribution in connection with any breach or default of this Agreement.

         6.2.     INDEMNITIES

                  (a) INDEMNITY BY SHOLODGE. ShoLodge shall indemnify, defend and hold harmless Customer and its Affiliates, and its and their respective officers, directors, employees, agents, successors and assigns, from and against any and all Losses and threatened Losses arising out of or resulting from any of the following: (i) any claim, demand, charge, action, cause of action or other proceeding ("Claim") of infringement of any patent, copyright, trademark, service mark, trade name, trade secret or similar proprietary rights (collectively, "Infringement Claims")


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asserted by any third party against the indemnitee resulting, directly or indirectly, from an act or omission of ShoLodge in providing software or other intellectual property (or the access or other rights to such software or intellectual property) to Customer or any of the Hotels in connection with the provision of Services; (ii) any Claim arising from or relating to a breach or default by ShoLodge and/or its Affiliates in the performance of its obligations under and pursuant to this Agreement or from the negligence or willful misconduct of ShoLodge or its Affiliates; and (iii) any Claim by a third party arising from a failure or material misfunction of the CRS or a disruption of Services, except to the extent such Claim arises from or relates to the negligence or willful misconduct of Customer or its agents or employees.

                  (b) INDEMNITY BY CUSTOMER. Customer shall indemnify, defend and hold harmless ShoLodge and its Affiliates, and its and their respective officers, directors, employees, agents, successors and assigns, from and against, to the extent of, any and all Losses arising out of or resulting from any Claim of a breach or default by Customer and/or its Affiliates in the performance of its obligations under and pursuant to this Agreement or from the negligence or willful misconduct of Customer or its Affiliates.

         6.3. SETTLEMENT OF THIRD-PARTY CLAIMS. Any party claiming indemnification pursuant to this Article VI shall have the right to participate in any legal proceedings to contest and defend a claim for indemnification involving a third party and to be represented by its own attorneys, all at the indemnitee's cost and expense. No settlement or compromise of an asserted third party claim may be made without the prior written consent of the indemnitee.

         6.4. CLAIMS PERIOD. Any claim for indemnification under this agreement must be made prior to the earlier of: (a) one year after the party claiming indemnification becomes aware of the event for which indemnification is claimed; or (b) one year after the earlier of the termination of this Agreement or the expiration of the Term of this Agreement.

                                  ARTICLE VII.
                         TERMINATION AND OTHER REMEDIES

         7.1. TERMINATION BY SHOLODGE. ShoLodge acknowledges that a well functioning reservation service is critical to the operation of the Hotels and agrees that it shall have no right to cease providing reservation services to Customer notwithstanding any allegation of breach of this Agreement unless and until it obtains a judgment from a court of competent jurisdiction finding a substantive breach of this Agreement and ordering the termination of this Agreement as a remedy prior to the termination date.

         7.2 TERMINATION BY CUSTOMER. Notwithstanding anything to the contrary contained in this Agreement, Customer shall have the right to terminate this Agreement with respect to a particular Hotel or Hotels, without payment or penalty. Notwithstanding the termination with respect to a particular Hotel, the Agreement shall remain in full force and effect with respect to the remaining Hotels. Upon the occurrence of a termination with respect to a particular Hotel, ShoLodge agrees that such Hotel shall no longer receive any Services provided by the terms and conditions of this Agreement.


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                                   ARTICLE VII
                                     GENERAL

         8.1 RELATIONSHIP OF PARTIES. In furnishing the Services to Customer, ShoLodge is acting only as an independent contractor. Under no circumstances shall ShoLodge be considered or deemed under this Agreement to be a joint venturer or partner of Customer or in any relationship with Customer under this Agreement carrying with it fiduciary or trust responsibilities, and no other similar relationship is intended or created between the parties pursuant to this Agreement.

         8.2 CONSENTS AND APPROVALS. Except as otherwise expressly provided in this Agreement, if either party requires the consent or approval of the other party for the taking of, or omitting to take, any action under this Agreement, such consent or approval shall not be unreasonably withheld or delayed.

         8.3 NOTICES. Except as otherwise expressly provided in this Agreement and except for routine operational communications, any notice or other communication under this Agreement to either party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered by hand or by overnight courier or sent by telex, telecopy, other facsimile transmission, or certified or registered mail, postage prepaid as follows:

         If to ShoLodge. to:
                                   ShoLodge, Inc.
                                   130 Maple Drive North
                                   Hendersonville, TN
                                   Facsimile No.: (615) 264-1758
                                   Attention: Leon Moore

         If to Customer, to:       Prime Hospitality Corp.
                                   700 Route 46 East
                                   Fairfield, New Jersey 07007
                                   Facsimile No.: (201) 882-7619
                                   Attention: Joseph Bernadino,
                                   Sr. Vice President and General Counsel

         With a copy to:           James J. Crosby, Vice President, Technology

         A party may from time to time change its address or designee for notification purposes by giving the other party prior notice in the manner specified above of the new address or the new designee.

         8.4. NO THIRD-PARTY BENEFICIARIES. Nothing contained in this Agreement is intended to confer upon any Person (other than the parties hereto) any rights, benefits or remedies of any kind or character whatsoever, and no Person (including, without limitation, the Hotels) shall be deemed a third-party beneficiary under or by reason of this Agreement.


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         8.5.    AMENDMENT AND MODIFICATION; NO WAIVER. This Agreement may be
amended or modified only by a written instrument duly executed by the parties hereto. The failure of either party at any time or times to require performance of any provision of this Agreement shall not affect the right of a party at a later time to enforce such provision.

         8.6. SEVERABILITY. If any provision or portion of a provision of this Agreement, or the application of any such provision or portion of a provision to any Person or circumstance, shall be declared to be invalid, unenforceable or void, such decision shall not have the effect of invalidating or voiding the remainder of this Agreement (or the remainder of the provision), it being the intent of the parties that this Agreement shall be deemed amended by modifying such provision or portion thereof to the extent necessary to render it valid, legal and enforceable while preserving its intent or, if such modification is not possible, by substituting therefor another provision or portion thereof that is valid, legal and enforceable and that achieves the same objective.

         8.7. ENTIRE AGREEMENT. This Agreement, the Sale Agreement, the Reservation Agreement and the documents and instruments executed and delivered in connection herewith constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings, whether written or oral, between the parties with respect to the subject matter hereof, and there are no representations, understandings or agreements relating to the subject matter hereof that are not fully expressed in this Agreement and the documents and instruments executed and delivered in connection herewith. All Schedules attached to this Agreement are expressly made a part of, and incorporated by reference into, this Agreement.

         8.8. GOVERNING LAW. This Agreement shall be construed in accordance with, and the rights of the parties shall be governed by, the substantive laws of the State of DELAWARE without giving effect to any choice-of-law rules that may otherwise require the application of the laws of another jurisdiction

         8.9. CAPTIONS. The Article and Section headings and the table of contents contained in this Agreement are for convenience of reference only and shall in no way define, limit, extend or describe the scope or intent of any provisions of this Agreement.

         8.10. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall constitute one instrument binding on all the parties, notwithstanding that all the parties are not signatories to the original or the same counterpart.

         IN WITNESS WHEREOF, this Agreement has been duly executed by the parties as of


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the date first above written.

SHOLODGE , INC.                                  PRIME HOSPITALITY CORP.



By: /s/ John C. Buttolph                         By: /s/ Douglas Vicari
   -------------------------------                  ----------------------------
Name: John C. Buttolph                           Name: Douglas Vicari
     -----------------------------                    --------------------------
Title: V.P.                                      Title: Senior V.P.
      ----------------------------                     -------------------------


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                                  SCHEDULE 1.1

                                   DEFINITIONS

         "Administrative Messages" means any free-form message sent by means of the CRS.

         "Affiliate" means, with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person.

         "Booking" means a reservation for one Room, as determined as of the date and time such reservation is initially committed in the CRS.

         "Central Reservation System" or "CRS" means those application programs, including all supporting documentation and media, that perform specified user-related data processing and telecommunications tasks, as may be used in connection with ShoLodge's provision of the Services to Customer and including all modifications, upgrades, updates, additions, expansions, new versions, new releases or rewrites thereto used or developed by ShoLodge and made generally available without additional charge to ShoLodge's service customers, including Customer.

         "Charges" means all amounts payable by Customer to ShoLodge under this Agreement, including without limitation those set forth in Schedule 5.1 and
Section 5.1.

         "Claims" has the meaning set forth in Section 6.2(a).

         "GDS" means a global distribution system such as the Third-Party
System.

         "Hotel" means the hotel, motel, inn, all-suite, resort, club, time-share, casino or other similar property which now are listed on Schedule1.1(a).

         "Losses" means all losses, liabilities, damages, actions, claims, costs and expenses (including, without limitation, reasonable attorneys' fees and disbursements and costs of investigation, litigation, settlement, judgment, interest and penalties).

         "Net Room Revenues" means the total room revenue received by a Hotel, less cancellations and changes of arrival and excluding sales and other tax receipts.

         "Person" means a corporation, association, partnership, joint venture, organization, business, individual, trust or any other entity or organization of any kind or character, including a government or any subdivision or agency thereof.

         "Room" means a Hotel guest room or suite with a unique key or other access device.

         "Term" has the meaning specified in Section 2. 1.

         "Third-Party System" means any computerized reservations system which ShoLodge uses to effect Third-Party Transactions


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         "Third-Party Transaction" means a Booking, a Booking change or modification, or a Booking Cancellation made electronically through a Third-Party System.

         "UltraSwitch" means a service and system that provides an interface between a Third-Party System and the CRS.


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                                 SCHEDULE 1.1(A)

                                 LIST OF HOTELS

            [List of 27 sites to be leased from or through ShoLodge]




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                                  SCHEDULE 3.2

                                     REPORTS

All reports itemized below must be (i) produced in a month-to-date format as well as a year-to-date format; (ii) provided on a monthly basis no later than the fifth day of the following month; (iii) except as specifically provided below, produced at both the local (i.e. Hotel-specific) level as well as the brand level; (iv) prepared in MS-Excel format; and (v) distributed electronically to the notice address set forth in this Agreement, as well as to
(A) such other parties as Customer shall specify in a notice to ShoLodge and (B) with respect to market level reports, to the applicable Hotel, Attention:
General Manager

1.       Source of Business

2.       Market Segmentation

3.       Rate Plan

4.       National Account Recap

5.       Market Survey (brand level only)

6.       Denial

7.       Call Volume ACD Stats (brand level only)

8.       Contribution Reports

9.       Future Booking Reports

10.      T.A. Tracking Reports

11.      Government Affiliation Reports

12.      Special Marketing Program Reports


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                                  SCHEDULE 5.1

                                     CHARGES

I.       NO CHARGE

ShoLodge will provide the following services or pay the following fees with no pass through or additional charge to Prime:UltraSwitch Connect Fee

Agent Interface Software License

GDS Connection

Charges for reservations booked directly through the internet web page of Customer, its affiliates, subsidiaries, franchisees, or any of the Hotels

II.      PASS THROUGH FEES

Fees imposed by third parties on a per transaction basis, postage, UltraSwitch fees on a per transaction basis, and GDS fees on a per transaction basis shall be billed monthly at the actual cost to ShoLodge, including the following:

         Ultra Switch Processing Net Booking Fee, excluding any minimum fee

         Administrative Message Delivery (fixed fee per month not to exceed $250.00 for Customer)

         Guest Confirmations/Brochure Requests

III.     GATED CALLS

Calls gated by a Hotel to ShoLodge during the business hours of the Hotel, which hours are identified as 11:00 A.M. to 4:00 P.M. (based on Hotel's local time) Monday through Friday, shall be billed at $1.50per call. At all other times call gating shall be performed at no cost.

IV.      NET ROOM REVENUE FEE:

In consideration for ShoLodge providing the services provided for in this Agreement Customer shall pay to ShoLodge each month a fee (the "Net Room Revenue Fee") in the amount of one percent (1%) of the monthly Net Room Revenues of each of Customer's Hotels. The Net Room Revenue Fee shall commence on the Effective Date. Payment of the Net Room Revenue Fee shall be due thirty (30) days after the end of the month to which the payment applies. ShoLodge shall be permitted reasonable access to Customer's records for purposes of verifying Net Room Revenues and the Net Room Revenue Fees.


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V.       LOYALTY PROGRAM.

ShoLodge will charge Customer $1.50 for each sign up.


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